UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 21, 2015
Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

13710 FNB Parkway, Suite 400
Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

(402) 453-4444
(Registrant’s telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On April 21, 2015, Ballantyne Strong, Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Fundamental Global Investors, LLC, Fundamental Global Parties, LP, Fundamental Global Partners Master Fund, LP, Fundamental Global Partners GP, LLC and FG Partners GP, LLC (collectively, the “Fundamental Global Group”) to settle a pending proxy contest relating to the election of directors to the Company’s Board of Directors (the “Board”) at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”). Collectively, the Fundamental Global Group currently owns approximately 14.7% of the Company’s common stock.

Pursuant to the Settlement Agreement, among other things:

•
The Fundamental Global Group has agreed to withdraw its nomination of an alternative slate of seven director nominees in favor of an agreed slate of nine nominees to constitute the new board. The agreed slate to be nominated by the Board includes five nominees—D. Kyle Cerminara, William J. Gerber, Charles T. Lanktree, Robert J. Marino and Robert J. Roschman—who have been selected by Fundamental Global (the “Fundamental Global Nominees”) and four nominees—Samuel C. Freitag, James C. Shay, Marc E. LeBaron and Gary L. Cavey—who have been selected by the current Board (the “Company Nominees”). Under the Settlement Agreement, if a vacancy occurs with respect to any of the Company Nominees serving on the Board, the vacancy will be filled by a supermajority vote of the Board. The Settlement Agreement defines a supermajority vote of the Board to be the affirmative vote of at least six of the nine members of the full Board, of which at least two votes must be from incumbent members of the currently serving Board. If a vacancy occurs with respect to any of the Fundamental Global Nominees serving on the Board, Fundamental Global is entitled to designate a replacement, and the Board will take all such action permitted by applicable law and rules of the New York Stock Exchange to cause such designee to be appointed to the vacancy on the Board.

•
At the 2015 Annual Meeting, the Fundamental Global Group has agreed to vote all its shares of the Company’s common stock it is entitled to vote (i) in favor of each of the nine nominees as described above and (ii) against any item of business raised at the 2015 Annual Meeting that has not complied with the Company’s advance notice bylaw.

•
At least two of the Company Nominees will serve on all committees of the Board until the later of the final adjournment of the Company’s 2017 annual meeting of stockholders or termination of the Settlement Agreement by a resolution adopted by a supermajority of the Board.

•
Fundamental Global and certain of its affiliates and associates agreed (i) that it will not acquire, in the aggregate, beneficial ownership of more than 20% of the outstanding shares of the Company’s common stock and (ii) to certain customary standstill provisions, each of which expire on the later of the final adjournment of the Company’s 2017 annual meeting of stockholders or termination of the Settlement Agreement by a resolution adopted by a supermajority vote of the Board (as defined in the Settlement Agreement).

•
The Company has agreed to amend its Rights Agreement, dated November 5, 2015, (the “Rights Agreement”) to expire within five business days after entry into the Settlement Agreement, without any consideration being paid to the holders of rights under the Rights Agreement.

•
The Settlement Agreement will expire upon the later of the final adjournment of the Company’s 2017 annual meeting of stockholders or termination of the Settlement Agreement by a resolution adopted by a supermajority vote of the Board (as defined in the Settlement Agreement).

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On April 22, 2015, the Company and Fundamental Global issued a joint press release relating to the Settlement Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.01	Settlement Agreement, dated April 21, 2015, by and among Ballantyne Strong, Inc., Fundamental Global Investors, LLC and each of the other persons set forth on the signature pages thereto
99.01	Joint Press Release issued on April 22, 2015 by Ballantyne Strong, Inc. and Fundamental Global Investors, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: April 22, 2015	By:	/s/ David G. Anderson
David G. Anderson
Sr. Vice President, General Counsel and Secretary